UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 22, 2008

Prudential Bancorp, Inc. of Pennsylvania
(Exact name of registrant as specified in its charter)

Pennsylvania	000-51214	68-0593604
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 Oregon Avenue, Philadelphia, Pennsylvania		19145
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(215) 755-1500

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

As previously disclosed, on October 4, 2006, Stilwell Value Partners I, L.P. ("Stilwell") filed suit  ("Stilwell Suit”) in the United States District Court for the Eastern District of Pennsylvania against Prudential Mutual Holding Company (the "MHC"), Prudential Bancorp, Inc. of Pennsylvania (the "Company") and each of the directors of the MHC and the Company individually seeking equitable relief including (i) enjoining the Company and the directors from allowing the MHC to participate in any shareholder vote to consider the adoption of proposed stock option and stock recognition and retention plans (collectively, the "Stock Plans") and (ii) enjoining MHC from participating in any shareholder vote to approve the Stock Plans. Alternatively, in the event that the MHC and the Company were not enjoined, Stilwell sought damages, the amount to be determined at trial.

Stilwell alleged that the Company's prospectus used to solicit offers to purchase shares of the Company's common stock in connection with the mutual holding reorganization of Prudential Savings Bank "promised" that the Stock Plans would be submitted for consideration only by the Company's public shareholders and not by the MHC, which controls a majority of the Company's issued and outstanding shares of common stock, and that Stilwell relied on such promise in determining to invest in the common stock of the Company (a "promissory estoppel" claim). Stilwell also alleged that the individual directors violated their fiduciary duties to Stilwell by delaying the consideration of the Stock Plans until such time that MHC could control the shareholder vote on the Stock Plans, thereby assuring their approval by shareholders. In addition, Stilwell asserted claims for "unjust enrichment" and for "disenfranchisement." On November 20, 2006, the Company, the MHC and the director defendants filed a motion to dismiss the complaint, asserting, among other things, that the prospectus contained no "promise," implied or otherwise, that the MHC would never vote on the adoption of the Stock Plans and that the breach of fiduciary duty claim, with respect to the timing of any such vote, was legally insufficient. On August 15, 2007, the Court ruled that there was no express promise of the sort that would support a promissory estoppel claim, no "unconscionability" of the sort that would support an unjust enrichment claim, and no "fundamental unfairness" of the sort that would support a claim for "disenfranchisement." The Court also ruled that Stilwell did not have standing to assert claims for breach of fiduciary duty against the directors individually.  Accordingly, the Court dismissed all of the claims against the Company and the individual directors and all but one of the claims against the MHC. The Court dismissed the claims with prejudice, which prevents Stilwell from reasserting such claims in amended form.

In the one claim remaining after the August 15, 2007 opinion, Stilwell alleged that the MHC had breached duties it owed as the majority shareholder of the Company in connection with the timing of the shareholder vote on the Stock Plans, and would breach such duties, were it to vote for approval of the plans.  Both Stilwell and MHC moved for a summary judgment on the claim.  On April 25, 2008, Stilwell’s motion was denied and MHC’s motion was granted in part.  Stilwell asked the Court to reconsider its ruling.  On May 21, 2008, the Court denied Stilwell’s motion for reconsideration.  The next day, Stilwell voluntarily dismissed its claim against the MHC with prejudice, which prevents Stilwell from reasserting such claim.

On May 14, 2008, Stilwell delivered to the Company a written demand that the Company take steps to require the directors of the Company to faithfully discharge their fiduciary duties of loyalty and good faith owed to the Company and to prevent them from acting contrary to those duties by implementing the Stock Plans without the approval of a majority of the minority shareholders.  Stilwell also demanded that the directors be required to reimburse the Company for the sums expended in defending the Stilwell Suit.  Finally, Stilwell demanded that the Company’s board of directors require director John Judge to resign or be removed because, in the opinion of Stilwell, he is no longer able to function as a director due to health reasons. The Company’s board is evaluating Stilwell’s demands and anticipates responding to them in the near future.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

	By:	/s/Joseph R. Corrato
		Name:	Joseph R. Corrato
		Title:	Executive Vice President and Chief Financial Officer

Date: May 27, 2008